Exhibit 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS FIRST QUARTER ADJUSTED

EARNINGS OF $1.10 PER SHARE

HOUSTON — May 6, 2008 — W&T Offshore, Inc. (NYSE: WTI) today provides financial and operational results for the first quarter 2008. Some of the highlights for the first quarter 2008 include:

•	Revenues increased 45% to a record $356.5 million and Adjusted EBITDA increased 66% to a record $279.2 million for the first quarter 2008

•	Production was 5.1 million barrels of oil equivalent (“BOE”) (30.8 billion cubic feet equivalent “Bcfe”), which exceeded the high end of guidance

•	Oil sales represent 57% of our revenue in first quarter 2008 compared to 40% in the same quarter last year

•	100% success in the exploration drilling program, successfully drilling four conventional shelf exploration wells

•	Drilled four additional exploration wells after the close of the first quarter for a 100% success rate

•	Adjusted earnings per share increased 279% to an all time record quarter of $1.10

Tracy W. Krohn, Chairman and Chief Executive Officer, stated “We are very pleased with our financial and operating results. As our numbers suggest, we are truly benefiting from higher commodity prices and we continue to see the benefits from the Kerr-McGee transaction and the efforts we are making in our operations,” continued Mr. Krohn. “So far this year, our exploration drilling program has been 100% successful. We believe that our continued level of high success is further evidence that the Gulf of Mexico continues to be a basin with above average exploration success rates for W&T. Additionally, with our large inventory of high quality prospects and a highly experienced operations team, we believe we can maintain our attractive success rates in this basin. Furthermore, our drilling activity has recently increased further and we have eleven rigs running today and believe we are on track to achieve our corporate goals for 2008.”

Revenues, Net Income and EPS: Net income for the first quarter of 2008 was $79.8 million, or $1.05 per diluted share, on revenues of $356.5 million compared to net income for the same quarter of 2007 of $13.0 million, or $0.17 per diluted share, on revenues of $246.5 million. Net income increased in the first quarter 2008 principally due to a higher realized price of $11.57 per thousand cubic feet equivalent (“Mcfe”), versus $7.67 per Mcfe in 2007. Operating income for the first quarter of 2008 also reflects the impact of a $6.2 million unrealized derivative loss ($4.1 million after-tax), or $0.05 per diluted share, while operating income for the first quarter of 2007 included an unrealized loss of $13.9 million ($9.0 million after-tax), or $0.12 per diluted share. Without the effect of these unrealized derivative losses, net income for the first quarter 2008 would have been $83.9 million, or $1.10 per diluted share, and net income for the corresponding quarter of 2007 would have been $22.1 million, or $0.29 per diluted share. See “Non-GAAP Information” later in this press release.

Cash Flow from Operating activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are hereinafter defined in “Non-GAAP Information” later in this press release. Net cash provided by operating activities for the three months ended March 31, 2008 increased 65% to $242.4 million from $146.7 million in the first three months of 2007. The increase was associated with higher sales as a result of higher realized prices. First quarter 2008 Adjusted EBITDA was $279.2 million compared to $168.7 million during the prior year’s first quarter, or a 66% increase.

Production and Prices: We sold 17.7 billion cubic feet (“Bcf”) of natural gas at an average price of $8.70 per thousand cubic feet (“Mcf”) in the first quarter of 2008. We also sold 2.2 million barrels (“MMBbls”) of oil and natural gas liquids at an average price of $92.52 per barrel (“Bbl”) during the same time period. On a natural gas equivalent (“Bcfe”) basis, we sold 30.8 Bcfe at an average price of $11.57 per Mcfe. For the first quarter of 2007, we sold 20.4 Bcf of natural gas at an average price of $7.20 per Mcf and 2.0 MMBbls of oil and natural gas liquids at an average price of $51.00 per Bbl. On a Bcfe basis, we sold 32.1 Bcfe at an average price of $7.67 per Mcfe. Volumes in 2008 were lower due to natural reservoir declines, partially offset by an increase from our exploration and development drilling efforts.

Lease Operating Expenses: LOE for the first quarter of 2008 decreased to $49.8 million, or $1.62 per Mcfe, from $63.6 million, or $1.98 per Mcfe, in the first quarter of 2007. The decrease in LOE is primarily due to lower workover expenses, decreased facility expenditures, reduced insurance premiums, and the completion of our hurricane remediation efforts at the end of 2007.

Depreciation, depletion, amortization and accretion: DD&A increased to $145.5 million, or $4.72 per Mcfe, in the first quarter of 2008 from $124.2 million, or $3.87 per Mcfe, in the same period of 2007. DD&A increased due to capital expenditures, increased future development costs and higher estimated asset retirement obligations, partially offset by the addition of reserves from the acquisition of the remaining interest in the Ship Shoal 349/359 “Mahogany” field.

Capital Expenditures and Operations Update: During the first quarter of 2008, the Company was 100% successful in the drilling of four conventional shelf exploration wells. For the quarter ended March 31, 2008, capital expenditures for oil and gas properties of $245.8 million included $116.7 million to acquire the remaining interest in the Ship Shoal 349/359 “Mahogany,” $74.4 million for development activities, $41.3 million for exploration, and $13.4 million for other capital items.

Drilling Highlights: In the first quarter of 2008, the Company drilled or participated in the drilling of four conventional shelf exploration wells, all of which were commercially successful.

Lease Name/Well	Category	Working Interest %
Ship Shoal 300 A-2ST	Exploration/Shelf	100%
Ship Shoal 314 A-4ST	Exploration/Shelf	100%
Ship Shoal 315 A-3ST	Exploration/Shelf	100%
South Timbalier 217 A-3	Exploration/Shelf	50%

After the close of the quarter, the Company drilled or participated in the drilling of four commercially successful exploration wells:

Lease Name/Well	Category	Working Interest %
Eugene Island 175 H-5	Exploration/Shelf	25%
High Island A-376	Exploration/Shelf	30%
Ship Shoal 224 E-18	Exploration/Deep Shelf	47%
Ship Shoal 314 A-2ST	Exploration/Shelf	75%

Outlook: Guidance for the second quarter and full year 2008 is shown in the table below, which represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Second Quarter and Full-Year 2008 Production and Cost Guidance:

Estimated Production	Second Quarter 2008	Prior Full-Year 2008	Revised Full-Year 2008
Crude oil (MMBbls)	2.2 - 2.4	7.4 - 9.4	8.1 - 9.9
Natural gas (Bcf)	17.2 - 18.5	65.9 - 83.8	66.2 - 80.6
Total (MMBoe)	5.1 - 5.5	18.3 - 23.3	19.2 – 23.3
Total (Bcfe)	30.7 - 32.9	110.0 - 140.0	115.0 - 140.0

Operating Expenses ($ in millions, except as noted)	Second Quarter 2008	Full-Year 2008
Lease operating expenses	$55 - $65	$204 - $243
Gathering, transportation & production taxes	$ 8 - $10	$ 27 - $ 33
General and administrative	$12 - $14	$ 45 - $ 52
Income tax rate, % deferred	34%, 60%	34%, 60%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday May 6, 2008 at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate, dial (303) 205-0033 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Thursday, May 13, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11112873.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 155 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2007 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands, except per share data)
Revenues	$356,495	$246,539

Operating costs and expenses:
Lease operating expenses (1)	49,822	63,640
Gathering, transportation costs and production taxes	8,821	4,257
Depreciation, depletion and amortization	135,969	118,754
Asset retirement obligation accretion	9,519	5,447
General and administrative expenses (1)	12,575	11,907
Derivative loss	12,304	11,971

Total costs and expenses	229,010	215,976

Operating income	127,485	30,563
Interest expense:
Incurred	14,378	17,759
Capitalized	(5,673)	(6,828)
Other income	2,440	413

Income before income taxes	121,220	20,045
Income taxes	41,414	7,016

Net income	$79,806	$13,029

Earnings per common share:
Basic	$1.05	$0.17
Diluted	1.05	0.17

Weighted average shares outstanding:
Basic	75,903	75,787
Diluted	75,999	75,804

Consolidated Cash Flow Information
Net cash provided by operating activities	$242,399	$146,661
Capital expenditures-oil and gas properties	245,834	134,276

Other Financial Information
EBITDA	$272,973	$154,764
Adjusted EBITDA	279,158	168,652

(1)	The amounts for 2007 reflect a reclassification of certain industry related reimbursements for overhead expenses from joint interest owners from lease operating expenses to general and administrative expenses in order to better match the underlying reimbursement with the actual cost recorded. The effect of this reclassification had no impact on net income.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net sales:
Natural gas (MMcf)	17,684	20,402
Oil (MBbls)	2,189	1,953
Total natural gas and oil (MBoe) (1)	5,136	5,354
Total natural gas and oil (MMcfe) (2)	30,816	32,122

Average daily equivalent sales (MBoe/d)	56.4	59.5
Average daily equivalent sales (MMcfe/d)	338.6	356.9

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$8.70	$7.20
Oil ($/Bbl)	92.52	51.00
Barrel of oil equivalent ($/Boe)	69.40	46.04
Natural gas equivalent ($/Mcfe)	11.57	7.67

Average realized sales prices (Hedged): (3)
Natural gas ($/Mcf)	$8.70	$7.23
Oil ($/Bbl)	89.79	51.68
Barrel of oil equivalent ($/Boe)	68.23	46.40
Natural gas equivalent ($/Mcfe)	11.37	7.73

Average per Boe ($/Boe):
Lease operating expenses (4)	$9.70	$11.89
Gathering and transportation costs and production taxes	1.72	0.80
Depreciation, depletion, amortization and accretion	28.33	23.20
General and administrative expenses (4)	2.45	2.22
Net cash provided by operating activities	47.19	27.39
Adjusted EBITDA	54.35	31.50

Average per Mcfe ($/Mcfe):
Lease operating expenses (4)	$1.62	$1.98
Gathering and transportation costs and production taxes	0.29	0.13
Depreciation, depletion, amortization and accretion	4.72	3.87
General and administrative expenses (4)	0.41	0.37
Net cash provided by operating activities	7.87	4.57
Adjusted EBITDA	9.06	5.25

(1)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).

(2)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(3)	Data for 2008 and 2007 includes the effects of our commodity derivative contracts that do not qualify for hedge accounting.
(4)	The amounts for 2007 reflect a reclassification of certain industry related reimbursements for overhead expenses from joint interest owners from lease operating expenses to general and administrative expenses in order to better match the underlying reimbursement with the actual cost recorded. The effect of this reclassification had no impact on net income.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2008	December 31, 2007 (1)
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$276,827	$314,050
Receivables	184,002	150,373
Prepaid expenses and other assets	35,158	43,645

Total current assets	495,987	508,068
Property and equipment – at cost:
Oil and gas properties and equipment (full cost method, of which $253,382 at March 31, 2008 and $278,947 at December 31, 2007 were excluded from amortization)	4,087,145	3,805,208
Furniture, fixtures and other	10,734	10,267

Total property and equipment	4,097,879	3,815,475
Less accumulated depreciation, depletion and amortization	1,688,713	1,552,744

Net property and equipment	2,409,166	2,262,731
Restricted deposits for asset retirement obligations and other assets	29,650	29,780

Total assets	$2,934,803	$2,800,579

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3,000	$3,000
Accounts payable	157,564	148,348
Undistributed oil and gas proceeds	48,404	47,911
Asset retirement obligations	30,366	19,749
Accrued liabilities	41,007	65,328
Income taxes	18,643	12,975

Total current liabilities	298,984	297,311
Long-term debt, less current maturities – net of discount	651,366	651,764
Asset retirement obligations, less current portion	462,616	438,932
Deferred income taxes	281,935	255,097
Other liabilities	7,769	6,135
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; issued and outstanding 76,367,771 and 76,175,159 shares at March 31, 2008 and December 31, 2007, respectively	1	1
Additional paid-in capital	368,889	365,667
Retained earnings	864,318	786,803
Accumulated other comprehensive loss	(1,075)	(1,131)

Total shareholders’ equity	1,232,133	1,151,340

Total liabilities and shareholders’ equity	$2,934,803	$2,800,579

(1)	Certain reclassifications have been made to the December 31, 2007 Balance Sheet to conform to our current reporting practices.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Operating activities:
Net income	$79,806	$13,029
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	145,488	124,201
Amortization of debt issuance costs and discount on indebtedness	659	3,414
Share-based compensation related to restricted stock issuances	1,547	528
Unrealized derivative loss	6,185	13,888
Deferred income taxes	23,682	8,322
Other	88	50
Changes in operating assets and liabilities	(15,056)	(16,771)

Net cash provided by operating activities	242,399	146,661

Investing activities:
Acquisition of property interest	(116,669)	—
Investment in oil and gas properties and equipment	(129,165)	(134,276)
Purchases of furniture, fixtures and other, net	(672)	(540)

Net cash used in investing activities	(246,506)	(134,816)

Financing activities:
Borrowings of long-term debt	—	290,000
Repayments of long-term debt	(750)	(334,500)
Dividends to shareholders	(32,286)	(2,277)
Other	(80)	—

Net cash used in financing activities	(33,116)	(46,777)

Decrease in cash and cash equivalents	(37,223)	(34,932)
Cash and cash equivalents, beginning of period	314,050	39,235

Cash and cash equivalents, end of period	$276,827	$4,303

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA,” and “Adjusted EBITDA.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” does not include the unrealized derivative (gain) loss and associated tax effects. Adjusted Net Income is presented because the timing and amount of the derivative items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended March 31,
	2008	2007
	(In thousands, except per share amounts)
	(Unaudited)
Net Income	$79,806	$13,029
Unrealized derivative loss	6,185	13,888
Income tax adjustment for above items	(2,113)	(4,861)

Adjusted net income	$83,878	$22,056

Adjusted earnings per share-diluted	$1.10	$0.29

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense, and depreciation, depletion, amortization and accretion. Adjusted EBITDA excludes the unrealized gain or loss related to our open derivative contracts. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Month Ended March 31,
	2008	2007
	(In thousands)
	(Unaudited)
Net Income	$79,806	$13,029
Income taxes	41,414	7,016
Net interest expense	6,265	10,518
Depreciation, depletion, amortization and accretion	145,488	124,201

EBITDA	272,973	154,764

Adjustments:
Unrealized derivative loss	6,185	13,888

Adjusted EBITDA	$279,158	$168,652